Exhibit 3.3

BANKFINANCIAL CORPORATION

ARTICLES OF AMENDMENT

BankFinancial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting therefrom Article 5 and inserting in lieu thereof the following Article 5:

Article 5. Initial Directors

The number of Directors constituting the initial Board of Directors of the Corporation is seven, which number may be increased, decreased or otherwise altered exclusively by the Board of Directors pursuant to the Bylaws of the Corporation and Section B of Article 8 of this Charter, but the number of Directors shall never be less than the minimum number required by the MGCL. The names of the persons who are to serve as Directors until their successors are elected and qualify are:

Patrick I. Hartnett

Sherwin R. Koopmans

Terry R. Wells

Dr. Kenneth Cmiel

John M. Hausmann, C.P.A.

F. Morgan Gasior

Joseph A. Schudt

The Directors shall be divided into three classes and the initial terms of office of the Directors, and the terms of office of the Directors after the initial terms, shall be as provided in the Bylaws of the Corporation.

SECOND: The charter of the Corporation is hereby further amended by deleting therefrom subparagraph (c) of paragraph (2) of Section F of Article 6 and inserting in lieu thereof the following subparagraph (c) of paragraph (2) of Section F of Article 6:

(c) Notwithstanding paragraphs 2(a) and 2(b) of this Section F of this Article 6 and any other provision of this Charter:

(i) No Director, officer or employee of the Corporation (or any affiliate of any such Director, officer or employee) shall, by reason of any or all of such Directors, officers or employees acting in their capacities as such or by reason of their participation in any employee stock ownership plan, Section 401(k) plan, employee retirement or benefit plan or similar plan of the Corporation or any subsidiary of the Corporation, be deemed, for any purposes of this Section F of this Article 6, to beneficially own any Common Stock beneficially owned by any other such Director, officer or employee (or any affiliate thereof);

(ii) No employee stock ownership plan, Section 401(k) plan, employee retirement or benefit plan or similar plan of the Corporation or any subsidiary of the Corporation, or any trustee of any such plan acting in its capacity as such (or any affiliate of such trustee), shall be deemed, for any purposes of this Section F of this Article 6, to beneficially own any Common Stock held under any such plan of the Corporation;

(iii) No person shall be deemed, for any purposes of this Section F of this Article 6, to be the beneficial owner of any Common Stock solely by reason of an agreement, contract or other arrangement with the Corporation to effect or facilitate any merger or consolidation of the Corporation or sale of substantially all of its assets, but only if such agreement, contract or other arrangement and such merger, consolidation or sale shall have been approved by the Board of Directors pursuant to a resolution approved by 2/3 of the Whole Board (rounded up to the nearest whole number); and

(iv) No person shall be deemed, for any purposes of this Section F of this Article 6, to be the beneficial owner of any Common Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders pursuant to a public solicitation of proxies for such meeting, or pursuant to any voting rights conferred in connection with any employee stock ownership plan, Section 401(k) plan, employee retirement or benefit plan or similar plan of the Corporation or any subsidiary of the Corporation, but in each case only with respect to shares of which neither such person nor any such affiliate of such person is otherwise deemed the beneficial owner pursuant to this Section F of this Article 6.

THIRD: The charter of the Corporation is hereby further amended by deleting therefrom paragraph (1) of Section D of Article 8 and inserting in lieu thereof the following paragraph (1) of Section D of Article 8:

(1) A Director may be removed from office for cause (as defined below) if the removal of such Director for cause shall be approved by at least 2/3 of all votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving due effect to the provisions of Section F of Article 6 of this Charter). For the purposes of this paragraph (1) of this Section D of this Article 8, “cause” shall mean, with respect to any particular Director: (a) the conviction of a felony; or (b) a final judgment of a court of competent jurisdiction holding that, in the performance of his or her duties to the Corporation, such Director acted in bad faith, engaged in active and deliberate dishonesty or engaged in willful misconduct, and such bad faith, active and deliberate dishonesty or willful misconduct caused material financial or other harm to the Corporation; and

FOURTH: The charter of the Corporation is hereby further amended by deleting therefrom Article 13 and inserting in lieu thereof the following Article 13:

Article 13. Limitation of Liability

An officer or Director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and Directors of the Corporation shall be further eliminated or limited to the fullest extent permitted by MGCL, as so amended. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing immediately prior to the time of such repeal or modification.

FIFTH: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SIXTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Corporate Secretary, on this 14th day of April, 2005.

ATTEST:	BANKFINANCIAL CORPORATION

/s/ James J. Brennan	By:	/s/ F. Morgan Gasior	(SEAL)
Name: James J. Brennan		Name: F. Morgan Gasior
Title: Corporate Secretary		Title: President